Exhibit 10.17

(TRANSLATION)

In Madrid, Spain, on 1 January 2004

B E T W E E N

The first party,

Mr Javier Peñaranda, with his professional residence situated at Paseo de la Castellana, 86, 7a planta, Madrid, Spain and holder of National Identification Document number 607.376-S.

He acts on behalf of and representing the company “FERROATLANTICA, S.L.” (hereinafter, “FERROATLANTICA”), in his capacity as Managing Director thereof, by virtue of the powers of attorney which have been conferred upon him before the Notary Public of Madrid, Ms Pilar López-Contreras Conde, on 16 July 1997, under number 1842 of her notary record, and said powers of attorney remain in full force and effect.

And the second party,

Mr Carlos Lafitte Pradal, with his professional residence situated at Calle Gobelas, 45-49, Madrid, Spain and holder of National Identification Document number 651.016 R.

He acts on behalf of and representing the company “ESPACIO INFORMATION TECHNOLOGY, S.A.” (hereinafter, “ESPACIO I.T.”) in his capacity of General Manager thereof, by virtue of the powers of attorney which have been conferred upon him before the Notary Public of Madrid, Mr José María Lucena Conde, on 23 January 1996, under number 134 of his notary record, and said powers of attorney remain in full force and effect.

Both parties, subject to prior agreement, hereby formalise this agreement,

W H E R E A S

1. FERROATLANTICA is a company engaged in the manufacture of ferroalloys and the generation and production of electricity, and intends to contract with ESPACIO I.T. for the provision to FERROATLANTICA of the total service for all operations and management activities regarding the IT thereof, which is commonly known as “Total Outsourcing” (hereinafter, “OUTSOURCING”).

2. ESPACIO I.T. is a company engaged in the installation, integration and development, management and maintenance of Data Processing Systems, and is interested in providing the aforementioned services to FERROATLANTICA.

3. As a result of the foregoing, both parties have reached an agreement for the provision of the aforementioned service, subject to the terms of the following clauses,

C L A U S E S

1)	Definitions

For the purposes of the interpretation of this agreement, the following terms shall have the corresponding meanings which are set out hereinbelow:

Outsourcing: Shall mean the information systems operating and management services, as well as all other services referred to in this agreement.

Programs: Shall mean the instructions or databases which are able to be read by computers; any material related thereto, including documentation, lists, materials legible by computer or in printed form, and all of the total or partial copies thereof.

Programming materials: Means all of the literary or authorship works in relation to programs, programming tools, documentation, reports, drawings, diagrams and all similar works.

Data: Shall mean the data or information which belongs to the Client and which is contained on magnetic support media or on any other type of support media, which may be processed by computer.

ESPACIO I.T.’s Computing Environment: Shall mean the computers (central processing unit, disks, tape drives, communications control units, etc.) where the data of FERROATLANTICA is to be processed, as well as the Programs of ESPACIO I.T. and the accessories and physical requirements necessary for the correct provision of the service and for the proper functioning of all of the related systems.

2)	Services object of the agreement

The Outsourcing service object of this agreement shall include the services referred to in the definition of “Outsourcing” (Clause 1) and, more precisely, are set out hereinbelow:

1.- The information process, with all of the technical procedures necessary for the proper functioning of the operations.

2.- The administration and design of the databases, with optimum access levels in order to ensure an adequate cardinality.

3.- The maintenance of the applications, developed by ESPACIO I.T. pursuant to the terms of this agreement, for the correct operating and use thereof.

4.- The security, by means of the carrying out of the back-up copies necessary in order to ensure the recovery of the information which was being processed within ESPACIO I.T.’s Computing Environment.

5.- The control of the communications within local and remote networks, and the monitoring of the flows of remote processes in order to maintain optimum service levels.

6.- The control of systems, by analysing the transactions load in order to ensure the proper and adequate performance of the system.

7.- User support, necessary in order to help users to correctly use the IT applications.

8.- The availability of the central computer during business days, from 9:00 am to 8:00 pm from Monday to Friday, in order to carry out the corporate applications and the centralisation processes.

In addition to the foregoing services, ESPACIO I.T. must also provide other additional services which are not included within this agreement, such as the study, development and implementation of new applications, the migration to new platforms, as well as any other type of service that FERROATLANTICA may require, within the scope of IT services, in the terms and conditions which are agreed to between the parties from to time and always subject to the express agreement between the parties regarding the scope thereof and the corresponding consideration for said services.

For the foregoing purposes and prior to the carrying out by ESPACIO I.T. of the aforementioned works or services, FERROATLANTICA shall pay ESPACIO I.T. the negotiated sum which has previously been agreed to between the parties. Said works and services may either be directly provided by ESPACIO I.T. or through any third parties that ESPACIO I.T. decides to subcontract.

3)	Place of Provision of the Services and Nature thereof

The contracted services shall be provided at the commercial premises of ESPACIO I.T. through the IT environments situated at C/ Gobelas, n° 45-49, Madrid, Spain, as well as through the equipment of FERROATLANTICA situated at the respective offices and premises thereof and which shall be connected by a remote processing system (electronic data interchange) to the central Server of ESPACIO I.T., and the possibility exists that, in the future, the staff of ESPACIO I.T. may travel, subject to the prior consent of FERROATLANTICA, to the different offices or premises of FERROATLANTICA in order to carry out the necessary tests to the computer systems which are situated thereat.

In the foregoing situation, FERROATLANTICA shall be solely and exclusively responsible for all of the travel expenses and daily allowance expenses of the staff of ESPACIO I.T. which are required to travel to the different offices of FERROATLANTICA in order to provide the services. This final paragraph shall not be applicable in respect of the offices and premises which are situated within the metropolitan area of Madrid.

ESPACIO I.T.’s Computing Environment shall, at all times during the term of this agreement, remain in the possession of ESPACIO I.T., however, certain services may be provided by third parties contracted by ESPACIO I.T., whereby ESPACIO I.T. shall be ultimately responsible for the service provided thereby.

ESPACIO I.T. shall be responsible for the designation of the team which is considers most suitable in order to provide the contracted service levels. Said team and any successive modifications thereto, if applicable, shall previously be presented to FERROATLANTICA, which may only reject members of the team based upon justified grounds. The maintenance of ESPACIO I.T.’s Computing Environment as well as the expenses for the renewal and modernisation thereof shall be for the sole and exclusive account of ESPACIO I.T.

ESPACIO I.T. personnel

The staff which form part of the work team designated by ESPACIO I.T. for the performance of this agreement shall be contracted by ESPACIO I.T. subject to any of the forms of contracting provided for at law. As a result thereof, said personnel and staff shall be exclusively associated to ESPACIO I.T., which shall supervise and which shall be responsible for the behaviour thereof and the performance of the team, and in particular, in respect of the confidentiality obligations regarding the information provided thereto. FERROATLANTICA shall not assume any liability whatsoever for any accidents or injuries caused to the personnel of ESPACIO I.T. through the carrying out of their activities, or for any losses or damages which may be caused to any third parties by ESPACIO I.T.

Subcontracting:

ESPACIO I.T. hereby expressly assumes its responsibility vis-à-vis FERROATLANTICA for the performance of the works carried out by any subcontractors, which shall also be obliged to maintain, through the carrying out of the activities thereof, the service levels, confidentiality and security provided for under this agreement.

4)	Service Levels

In Clause Two, which contains a list and description of the services which are included within the Outsourcing, the service levels are set out which define the availability of each system or service.

FERROATLANTICA and ESPACIO I.T. shall annually review, by mutual agreement, the content and targets of the established service levels.

5)	Scope of Application

The contracted services shall be provided via the internet to the different offices and premises of FERROATLANTICA.

6)	Economic Regime

A.-	Annual global price

The annual price for all of the services provided by ESPACIO I.T. to FERROATLANTICA, referred to under Clause Two of this Agreement, during the term thereof, amounts to the sum of THREE HUNDRED AND NINETY-ONE THOUSAND TWO HUNDRED AND FIFTY-NINE EUROS AND TWENTY-EIGHT EURO CENTS (€391,259.28). The foregoing fee is established based upon the current volume of users and factories which has been analysed.

The foregoing fee does not include the applicable Value Added Tax, which shall be charged to FERROATLANTICA at the corresponding tax rate.

B.	Billing

The invoices which correspond to the sums for the Outsourcing services shall be issued by ESPACIO I.T., in advance, for service quarters, and must be paid by FERROATLANTICA by way of bank transfer, within the period of forty-five days following the issue of the invoice.

C.	Infrastructure costs

FERROATLANTICA shall be responsible for the costs of the communications lines, local servers, computer components (PC’s and printers) as well as all of the infrastructure costs which may be necessary (cabling, etc.)

D.	Review of the fees

The annual price does not include any protection against inflation and accordingly, the Quarterly Fee shall be annually adjusted in accordance with the increases of the Spanish Consumer Price Index (Spanish CPI) published in the month of January of each year by the Instituto Nacional de Estadística de España [Spanish National Statistics Institute].

Notwithstanding the foregoing, the annual price shall be maintained at the same value, without any CPI review, during the first review process to be carried out in 2005.

As a result thereof, after the first year has elapsed, after the date of commencement of the agreement, and on the same date on successive years, the annual price shall be increased by the same percentage of the variation of the Spanish CPI, with the only exception being that already set out in relation to the year 2005.

In the event that the Spanish National Statistics Institute were to cease to publish the CPI or were to substantially change the content and nature thereof, the parties hereby agree to replace said index for another equivalent index, which is published at least on an annual basis.

7)	Intellectual Property Regime

ESPACIO I.T. is the owner of the intellectual property rights of the programs which are used for operating the management systems of FERROATLANTICA.

The intellectual property rights protect both the computer programs as well as the data, lists, diagrams and schemes created in relation to said programs.

8)	Guarantees

8.1.- Suitability of the solution

ESPACIO I.T. hereby warrants that the solution proposed to FERROATLANTICA from time to time shall constitute the most satisfactory solution for the needs of FERROATLANTICA.

8.2.- Costs savings

Furthermore, ESPACIO I.T. hereby declares that the actions thereof shall always conform with the principle of costs savings.

8.3.- Technology

ESPACIO I.T. hereby undertakes to maintain its computing environment up to date with the latest technology, and to avoid at all costs the obsolescence thereof.

8.4.- Quality control

ESPACIO I.T. hereby guarantees that the contracted services shall, at all times during the term of the agreement, maintain a satisfactory level of quality for FERROATLANTICA, in accordance with the standards established under Clause 4, Service Levels.

8.5.- Availability

The operating services shall be managed by technical staff of ESPACIO I.T. from 9:00 am to 8:00 pm on all business days (in the capital city of Madrid), without prejudice to the urgent actions or procedures which exceptionally may be required and which, if necessary, shall be carried out outside the foregoing normal and pre-established service timetable.

8.6.- Data security and back-up copies

ESPACIO I.T. shall, on a daily basis, make back-up copies of the data and applications which exist within its computing environment in order to be able to re-establish and recover the information in the case of loss.

9)	Limitation of Liability

ESPACIO I.T. shall be held liable for the losses and damages which are caused to FERROATLANTICA or to any third party, when said losses and damages are the result of any breach by ESPACIO I.T. of its contractual obligations and provided that said breach was not caused by any situation of force majeure or by any external forces which are outside the control thereof, such as accidents, disasters, vandalism or theft.

10)	Confidentiality

Both parties hereby undertake to keep strictly secret and confidential and to not disclose or use, whether directly or through any third parties or companies, the confidential information of both parties which they may receive as a result of or in relation to this agreement.

a)	Data Protection and Confidentiality:

The information that the Parties receive by virtue of this agreement, shall be considered to constitute confidential information, and accordingly may not be disclosed, communicated, disseminated, distributed, stored, in full or in part, or transformed or used for any purposes other than the purposes provided for under this agreement, either by the parties or by any third party whatsoever, except in the following situations: (a) that the information was already known to the recipient party thereof; (b) that the information was already in the public domain, which shall be understood to mean that the information had been published in writing or clearly constituted public knowledge, provided that the foregoing was not the result of any act or omission attributable to the party which discloses the information; and (c) that the aforementioned information had been received by the party which discloses the information through a third party, by lawful means.

The exceptions which are set out in the preceding paragraph shall not be presumed to exist, under any circumstances whatsoever, and accordingly the party which discloses the information must demonstrate the existence of said exceptions, beyond all reasonable doubt, in the event that said party intends to opt for any of the exceptions provided for therein.

Furthermore, the parties shall be held responsible for the acts or omissions of their respective managers, employees, subcontractors, suppliers, consultants and, in general, all persons which have access to the confidential information, which must respect the confidentiality of the information, and the parties shall be liable for all losses and damages which are caused by the improper use or disclosure of said information.

The confidentiality undertaking shall extend to all of the information, whether confidential or not, of a technical, economic, financial and/or commercial nature, and regarding commercial relationships and, in general, without any limitation whatsoever, all of the information to which the parties have access as a result of the performance of the services the subject of this agreement.

After the conclusion of this agreement, each one of the parties must, at the election of the other party, destroy or return all of the information, whether confidential or not, of a technical, economic, financial and/or commercial nature, which, directly or indirectly, is held thereby by reason of this agreement.

b)	User Management

In order to strictly comply with the terms of the foregoing paragraphs, FERROATLANTICA shall be responsible for requesting ESPACIO I.T. to carry out the user registrations, removals and modifications which may be necessary in order to keep the list of users up to date as well as the access levels thereof to the information systems.

The names of the users and the system codes shall be provided by ESPACIO I.T.

In turn, ESPACIO I.T. shall be responsible for the authentication of the users, by means of user codes. If FERROATLANTICA or any of its users were to improperly use the codes (for example, by providing the codes to any third party), ESPACIO I.T. shall not be responsible for the access to the information systems, and accordingly FERROATLANTICA shall be responsible for the acts or omissions which relate to the improper use thereof.

11)	Monitoring Committee

Both parties hereby undertake to appoint a Monitoring Committee which shall be comprised of the persons which are designated thereby, which shall act as the liaison between the parties and furthermore, shall carry out the following actions:

a)	Verify the compliance, and especially the trends and implementation of the different services and computer applications. Said actions shall be included in the corresponding reports which shall be issued periodically subject to the frequency which has been agreed to.

b)	Interpret the clauses of this agreement which may be questioned or disputed between the parties.

c)	Resolve all potential disputes which may arise in relation to the performance of the agreement, for which the members thereof shall use their best endeavours, and shall meet together and shall compile all necessary information in respect thereof.

If the members of the Committee were unable to resolve the dispute or interpretative questions within the period of 30 calendar days, the issue shall be forwarded to the Management Boards of both parties in order that they may both try to reach an amicable solution.

12)	Term

The initial term of this agreement shall be that of 1 year as from 1 January 2004. After the foregoing term has elapsed, the agreement shall be renewed for successive annual periods, unless either of the parties was to notify the other party of its intention not to renew the agreement, at least three months prior to the expiry date of the initial term or of any of the successive extensions thereof.

13)	Early termination

FERROATLANTICA, at its complete discretion, may unilaterally terminate this agreement, by means of formal notification to ESPACIO I.T., in the following situations:

a)	By reason of the repeated interruption by ESPACIO I.T., of the contracted services, during a period of time of four business days.

b)	Bankruptcy or payment suspension[1] of ESPACIO I.T.

c)	Breach by ESPACIO I.T. of its obligations and warranties pursuant to this agreement.

d)	Take-over or merger of ESPACIO I.T. by other companies. In this case, FERROATLANTICA may opt to continue with the new resultant company, which must continue to provide, in the same conditions, all of the services the subject of this agreement.

[1]	Translator’s note: T the term “payments suspension” refers to a type of debt moratorium or temporary receivership situation where a suspension is imposed on payments.

In the event that FERROATLANTICA terminates this agreement, on the foregoing grounds, ESPACIO I.T. shall be obliged to pay to FERROATLANTICA, by way of compensation for contractual breach, the sum of 3,000 Euros.

In the event that FERROATLANTICA was to unilaterally terminate the agreement on grounds other than the grounds which are set out hereinabove, FERROATLANTICA must pay to ESPACIO I.T., by way of compensation for contractual breach, the sum of 3,000 Euros.

14)	Contractual Transition

In the case of the termination or rescission of this agreement, FERROATLANTICA and ESPACIO I.T. shall cooperate together, in good faith, in order to carry out the orderly transition to FERROATLANTICA, or to any other third party, of the provision of the services, and accordingly the parties shall draft, a sufficient period of time beforehand and with the necessary diligence, a Transition Plan which shall set out the works and the measures which need to be adopted.

As from the date on which ESPACIO I.T. receives from FERROATLANTICA the notification of the termination or rescission of the agreement, until the effective date of said contractual termination or rescission, ESPACIO I.T. hereby undertakes to continue to provide the services at the service levels established under Clause 4 and to provide FERROATLANTICA, on said date, with the data and the copies thereof, in relation to the provision of the services.

15)	Arbitration

For the resolution of any disputes or disagreements which may arise between the parties as a result of the application or interpretation of this agreement, the parties hereby expressly submit themselves to legal arbitration, in accordance with the provisions of the Spanish Arbitration Act 36/1988, of 5 December, and hereby undertake to comply with the arbitral award which is issued. For the designation of arbitrators and the administration of the arbitration proceedings, the following rules shall apply:

1.	Three arbitrations shall be designated which must be practicing lawyers, and each party shall designate an arbitrator, and the arbitrators shall then designate the third arbitrator.

2.	The arbitration proceedings shall be carried out in Madrid.

3.	The applicable law shall be Spanish law and the language of the arbitration proceedings shall be the Spanish language.

4.	The arbitrators shall deliver their arbitral award within the period of three months as from the date of notification of the parties of their acceptance of office.

For any other matters which are not able to be submitted to arbitration, the parties hereby expressly submit themselves to the jurisdiction of the Courts and Tribunals of the city of Madrid and furthermore expressly waive all rights to any other jurisdiction which may otherwise have been available thereto.

On behalf of FERROATLANTICA, S.L.	On behalf of ESPACIO I.T., S.A.

[Signature illegible]	[Signature illegible]

Signed: Mr Javier Peñaranda	Signed: Mr Carlos Lafitte